Exhibit 10.3

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This Amendment (the “Amendment”) to the AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT dated as of March 19, 2001 (the “Original Agreement”), is entered into effective December 31, 2008, by and between Varian Semiconductor Equipment Associates, Inc., a Delaware corporation (the “Company”), and Robert J. Halliday (the “Employee”).

Introduction

The Company’s Board of Directors (the “Board”) has determined that it is in the best interest of the Company and its stockholders that the Original Agreement be amended to comply with Section 409A of the Internal Revenue Code of 1986. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Original Agreement.

The parties therefore agree as follows:

Section 1. Amendment to Good Reason Provisions. The definition of Good Reason in Section 3 is hereby amended as follows:

(a) The following text is hereby added after the word “mean” in the first line of the definition:

the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (i) through (vii) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless the Executive has given the Company notice of such occurrence within 90 days after such occurrence and the Company has failed to cure such occurrence within 30 days after the date of such notice. Any termination for Good Reason must occur no later than 180 days after the giving of such notice.

(b) Clause (ii) is hereby amended by deleting the phrase “total compensation” and substituting “base compensation” therefor.

(c) Clause (vi) is hereby deleted and clause (vii) is designated as clause (vi) and the period is replaced by “; or”.

(d) A new clause (vii) is hereby added after clause (vi):

Any material breach of this Agreement by the Company. Any failure by the Company described in clauses (iii), (v) or (vi) shall be considered to be a material breach of this Agreement.

Section 2. The following new Section 7 is added at the end of the Original Agreement:

7. Payments Subject to Section 409A.

Any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

a. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

b. If, as of the date of Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

c. If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

i. Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Employee’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

ii. Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph c(i) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

d. The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this paragraph d, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

e. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Any Gross-Up Payment to the Employee shall be made no later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the related taxes.

[f. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.]

Section 3. Effect of Amendments. Other than as expressly set forth in this Amendment, the Original Agreement remains in full force and effect.

Section 4. Miscellaneous. The validity, interpretation, construction and performance of the Original Agreement and this Amendment shall be governed by the Laws of the State of Massachusetts without giving effect to the provisions, principles or policies thereof relating to choice or conflict of laws.

The parties have executed this Amendment on December 29, 2008.

Varian Semiconductor Equipment Associates, Inc.

By:  /S/ GARY E. DICKERSON

        Name: Gary E. Dickerson

        Title: Chief Executive Officer

Employee

/S/  ROBERT J. HALLIDAY

      Robert J. Halliday